EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY COMPLETES ACQUISITION OF CLP RESOURCES, INC.

TACOMA, WA, May 28, 2005—Labor Ready, Inc. (NYSE: LRW) has completed its previously announced acquisition of CLP Resources Inc. for approximately $46.2 million in cash.  The transaction was completed on Friday, May 27, 2005.

Additional details about the acquisition and CLP’s business can be found in Labor Ready’s 8-K filing on May 26, 2005 or press release on that day (www.laborready.com) in which the acquisition agreement was announced.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving approximately 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 830 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Stacey Burke

Director of Corporate Communications

Labor Ready, Inc.

(253) 680-8291